As filed with the Securities and Exchange Commission on April 12, 2007	Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

ENERGY CONVERSION DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 2956 Waterview Rochester Hills, Michigan (Address of principal executive offices)	38-1749884 (I.R.S. Employer Identification No.) 48309 (Zip code)

ENERGY CONVERSION DEVICES, INC.

2006 STOCK INCENTIVE PLAN

(Full title of the Plan)

________________________________

Jay B. Knoll, Esq.

Vice President and General Counsel

Energy Conversion Devices, Inc.

2956 Waterview

Rochester Hills, MI 48309

(Name and address of agent for service)

(248) 293-0440

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	1,000,000 (2)	$36.485 (3)	$36,485,000	$1,120.09
(1)	$0.01 par value per share (the "Common Stock").
(2)

This Registration Statement shall also cover any additional shares of Common Stock which become subject to outstanding stock options granted under the plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and (c), based upon the average of the high and low sales prices for the registrant’s Common Stock on April 11, 2007, as reported by the Nasdaq Global Select Market.

PART II.

I.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference

The following documents filed by Energy Conversion Devices, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference.

1.

Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

2.	Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended September 30, 2006 and December 31, 2006;

3.	Current Report of the Company on Form 8-K dated September 25, 2006;

4.

Description of the common stock of the Company included in the Company’s Registration Statement on Form 8-A, as filed with the Commission on November 27, 1968, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated in this Registration Statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of named Experts and Counsel

The validity of the securities that may be offered under the Company’s 2006 Stock Incentive Plan will be passed upon for us by Jay B. Knoll, our Vice President and General Counsel. Mr. Knoll beneficially owns 200 shares of common stock and holds an option to purchase an additional 5,000 shares of common stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Eleven of our Certificate of Incorporation generally provides that we will be obligated to indemnify our officers and directors to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Thirteen of our Certificate of Incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Thirteen may not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having served as our directors or officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

5	Opinion of Jay B. Knoll, Esq. with respect to the legality of the Common Stock to be registered hereunder

23.1	The consent of Grant Thornton LLP

23.2	The consent of Jay B. Knoll (included in Exhibit 5)

24	Power of Attorney (contained within Signatures)

99.1	Energy Conversion Devices, Inc. 2006 Stock Incentive Plan

99.2	Form of Stock Option Agreement

99.3	Form of Restricted Stock Agreement

Item 9.	Undertakings

A.	Subsequent Disclosure.

The Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Incorporation by Reference.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on April 12, 2007.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Robert C. Stempel Robert C. Stempel Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay B. Knoll and Ghazaleh Koefod, and each of them, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on April 12, 2007 by the following persons on behalf of ECD in the capacities indicated.

Signature	Title
/s/ Robert C. Stempel	Chairman, Chief Executive Officer and Director
Robert C. Stempel	(Principal Executive Officer)
/s/ Sanjeev Kumar	Vice President and Chief Financial Officer
Sanjeev Kumar	(Principal Financial and Accounting Officer)

/s/ Robert I. Frey	Director
Robert I. Frey
/s/ William Ketelhut	Director
William Ketelhut
/s/ Florence I. Metz	Director
Florence I. Metz
/s/ Stanford R. Ovshinsky	Chief Scientist and Technologist and Director
Stanford R. Ovshinsky
/s/ Stephen Rabinowitz	Director
Stephen Rabinowitz
/s/ George Schreiber, Jr.	Director
George Schreiber, Jr.

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Jay B. Knoll, Esq. with respect to the legality of the Common Stock to be registered hereunder
23.1	The consent of Grant Thornton LLP
23.2	The consent of Jay B. Knoll (included in Exhibit 5)
24	Power of Attorney (contained within Signatures)
99.1	Energy Conversion Devices, Inc. 2006 Stock Incentive Plan
99.2	Form of Stock Option Agreement
99.3	Form of Restricted Stock Agreement